EXHIBIT 5.1

JEFFREY G. KLEIN, P.A.

2600 North Military Trail,  Suite 270

Boca Raton, Florida 33431

Telephone: (561)997-9920	Telefax: (561)241-4943

August  18,  2008

Board of Directors

Paramount Gold and Silver Corp.

346 Waverly Street

Ottawa, Ontario  K2P 0W5

Re: Registration Statement on Form S-3

Gentlemen:

We are acting as counsel to Paramount Gold and Silver  Corp., a Delaware corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-3  (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering by the Company of up to 20 million shares of  the Company’s common stock, par value $0.001 per share (the “Common Stock”)   and 20  million Common Stock purchase warrants (the “Warrants”).     The shares of Common Stock and Warrants to be offered will be offered from time to time on such terms as determined by the Company’s Board of Directors.   This opinion letter is furnished to you at your request to enable you to fulfill certain contractual commitments and to satisfy certain requirements for the filing of the Form S-3 Registration Statement with the Securities and Exchange Commission.

In preparation of this opinion letter, we have reviewed the certificate of incorporation as amended, by-laws as amended, and minutes of meetings and actions of the Board of Directors of the Company,   and such other documents deemed relevant  (the “Documents”).

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Common Stock when approved by the Company’s Board of Directors and when issued  upon payment of any required consideration will be  validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when  approved by the Company’s Board of Directors and issued upon exercise of the warrants (the “Warrants”) and upon payment of the exercise price therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Form S-3 Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.    We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.

Sincerely,
/s/ Jeffrey Klein
Jeffrey G. Klein